Eversource Appoints New Chief Financial Officer and Treasurer

Phil Lembo Named Senior Vice President, Chief Financial Officer and Treasurer following Jim Judge’s Appointment to President and CEO

HARTFORD, Conn. and BOSTON, Mass. (May 4, 2016) – Eversource Energy (NYSE: ES) announced today that Phil Lembo, vice president and treasurer, will succeed Jim Judge as chief financial officer as part of the company’s leadership succession plan.  This move is effective immediately and follows a recently announced leadership change of Jim Judge’s election to president and chief executive officer following Tom May’s retirement.

Lembo had been vice president and treasurer for Eversource since 2012 upon the merger between Northeast Utilities and NSTAR.  Formerly, Lembo served as vice president and treasurer for NSTAR since 2009.  Throughout his 33-year career with the company, Lembo has had extensive leadership responsibility throughout finance and accounting including corporate finance, investor relations, investment management, internal audit, budgeting, and enterprise risk management.  Lembo holds a master’s degree in business administration from Boston University and a bachelor’s degree in business from Salem State University.  He currently serves on the boards of the Northeast Gas Association and New England Disabled Sports.

“I’ve known and worked with Phil for three decades and he has been a key leader in the financial organization during that time,” said Judge.  “I have every confidence in his ability to successfully lead Eversource’s financial team into the future.  His extensive knowledge of our industry, breadth of experience within the finance and accounting organization, and strong leadership skills make him the ideal person to assume the company’s top financial role going forward.”

“I am honored to assume leadership of Eversource’s financial organization and am pleased to work with such strong management and dedicated employees,” said Lembo.  “I look forward to continuing the solid working relationship with the broader Eversource leadership team, financial community and our key external partners as we strive to continuously improve the customer experience and bring positive results to shareholders.”

Lembo lives in Melrose, MA with his wife Susan. He has two children and one granddaughter.

Phil Lembo

Eversource (NYSE: ES) transmits and delivers electricity and natural gas for more than 3.6 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire. Recognized as the top-ranked “green” utility in the U.S. by Newsweek magazine, Eversource harnesses the commitment of its approximately 8,000 employees across three states to build a single, united company around the mission of delivering reliable energy and superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@EversourceCorp) and Facebook (facebook.com/EversouceEnergy).

CONTACTS:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

Al Lara

860-665-2344

al.lara@eversource.com

Investor Relations:

Jeff Kotkin

860-665-5154

jeffrey.kotkin@eversource.com

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